                                                                  EXHIBIT 20.1.8

                             Restructuring AGREEMENT
                             -----------------------

         This Restructuring Agreement (this "Agreement") is entered into as of
                                             ---------
February 19, 2002 by and among Imperial Credit Industries, Inc. ("ICII"), Southern Pacific Bank ("SPB") and the Stephen Adams Living Trust (the "Adams
                        ---                                            -----
Trust") (SPB, ICII and the Adams Trust each being referred to herein as a
-----
"Party" and collectively as the "Parties").
                                 -------

                                 R E C I T A L S
                                 ---------------

         A. As contemplated by that certain Master Recapitalization Agreement, dated as of March 29, 2001, between ICII and certain investors named therein (as amended, the "Recapitalization Agreement"), and as further provided for in the
              --------------------------
Exchange Agreement, dated as of June 28, 2001, entered into between ICII and the Adams Trust (the "Exchange Agreement"), ICII (i) sold $16,200,000 in aggregate
                  ------------------
principal amount of 12% Senior Secured Notes due April 30, 2002 (the "Senior
                                                                      ------
Secured Notes") in a private placement on or about March 30, 2001, (ii) issued
-------------
$10,000,000 aggregate principal amount of Secured Convertible Subordinated Debt (the "Convertible Debt") to the Adams Trust, the proceeds of which were to be
      ----------------
contributed to SPB, and (iii) shortly thereafter consummated a debt exchange offer under which ICII exchanged certain of its existing debt for, inter alia, $127,479,000 aggregate principal amount of 12% Senior Secured Notes due 2005 (the "Exchange Notes").
      --------------

         B. ICII's obligations under the Senior Secured Notes, the Convertible Debt and the Exchange Notes are secured by that certain Amended and Restated Collateral Agency and Security Agreement, dated as of June 28, 2001 (the "Security Agreement"), in favor of and for the benefit of Wilmington Trust
 ------------------
Company ("Wilmington"), as collateral agent (the "Collateral Agent") for the
          ----------                              ----------------
benefit of the holders of the Senior Secured Notes, the Convertible Debt and the Exchange Notes.

         C. By letter dated August 1, 2001, the Adams Trust gave notice of possible claims against ICII, SPB and certain of their respective officers and directors arising in connection with the issuance of the Convertible Debt (the possible claims set forth in such letter, and any other claims assertable by the Adams Trust against ICII, SPB or any of their respective officers and directors in connection with the issuance of the Convertible Debt, being referred to herein as the "Claims"). If sustained, the Claims would, inter alia, give the
               ------
Adams Trust the right to rescind its purchase of the Convertible Debt.

         D.       ICII disputes the validity of the Claims.

         E. SPB has been and continues to be in need of capital, and the Adams Trust and its affiliates have made a number of restructuring proposals to SPB and ICII, including a confidential proposal dated January 29, 2002 (the "Trust
                                                                         -----
Preferred Proposal") by the terms of which the Adams Trust would purchase $20 to
------------------
$30 million in trust preferred stock of SPB, the issuance of which would materially assist SPB in increasing its capital.

         F. SPB and ICII have received proposals from other parties with respect to the restructuring of the capital of SPB, and SPB and ICII desire additional time to review and consider the Trust Preferred Proposal and proposals of such other parties in order to determine the most beneficial restructuring transaction for SPB.

     G. SPB has informed the Adams Trust that any restructuring proposal would need to include the full and final resolution of the Claims. The Adams Trust is willing to provide additional time to SPB to consider the Trust Preferred Proposal, as well as other restructuring proposals available to SPB, and is willing to enter into a mutual release agreement with SPB and ICII to resolve the Claims upon the terms and subject to the conditions set forth herein.

     H. ICII and the holders of the Senior Secured Notes are parties to a Standstill, Forbearance and Amendment Agreement (the "Standstill Agreement")
                                                      --------------------
dated as of the date hereof. The execution and delivery of this Agreement by the Adams Trust is a condition precedent to the obligations of the parties under the Standstill Agreement. ICII is desirous of consummating the transactions contemplated by the Standstill Agreement in order to obtain a waiver of the Payment Blockage (as defined therein). ICII believes that non-payment of interest when due in respect of the Exchange Notes could have a material adverse effect of the financial condition and prospects of ICII and SPB

     THEREFORE, in consideration of the foregoing agreed recitals and the terms, conditions and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I.   TRUST PREFERRED PROPOSAL

     For the period from the date of this Agreement through April 30, 2002, the Adams Trust agrees not to withdraw the Trust Preferred Proposal.

II.  MUTUAL RELEASES

     A. Upon delivery to the Adams Trust of the consideration set forth in
Section III of this Agreement, the Adams Trust, on behalf of itself and each affiliate and beneficiary of the Adams Trust and their respective agents, general and limited partners, principals, attorneys, employees, representatives, officers, directors, shareholders, assigns, predecessors and successors-in-interest and heirs, agrees to release, remise and forever discharge ICII, SPB and all of their respective subsidiaries, affiliates, agents, general and limited partners, principals, attorneys, employees, representatives, officers, directors, shareholders, assigns, predecessors and successors-in-interest, from any and all existing or potential claims, actions, liabilities, debts, causes of action, liens, promises, agreements, rights of appeal, contracts and damages of every nature or description, whether known or unknown, foreseen or unforeseen, direct or indirect, liquidated or not yet fully in being, including but not limited to any obligation to pay principal or interest on the Convertible Debt, and any compensatory damages, statutory liquidated damages, punitive damages, costs, expenses and attorneys' fees, other than payment of accrued interest in respect of the Convertible Debt due January 30, 2002 and accrued interest in respect of the Convertible Debt from and after January 30, 2002 through the date of payment in full of the consideration to be paid pursuant to Section III of this Agreement, all of which interest, if not theretofore paid, shall be paid in full contemporaneously with the consummation of the

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transactions contemplated hereby (it being understood that interest which, pursuant to the terms of the Convertible Debt is permitted to be paid, at the election of ICII, in kind, may be paid in Series B Senior Secured Notes (hereinafter defined) in a face amount equal to such interest paid or payable in kind). It is the intention of the Adams Trust in executing the foregoing release (whether directly or through its authorized agent) that such release shall be effective as a bar to each and every claim, demand, or cause of action released thereby with respect to the Claims. The Adams Trust recognizes that it may have some claim, demand or cause of action with respect to the Claims against ICII or any of the other persons hereinabove referred to of which the Adams Trust is totally unaware and unsuspecting, which it will be giving up by execution of the foregoing release. It is the intention of the Adams Trust in executing such release (whether directly or through its authorized agent) to dispose of each such claim, demand or cause of action which could be asserted against ICII with respect to any of the Claims.

     B. ICII and SPB on their own behalf and on behalf of their respective subsidiaries, affiliates, agents, general and limited partners, principals, attorneys, employees, representatives, officers, directors, shareholders, assigns, predecessors and successors-in-interest, agree to release, remise and forever discharge the Adams Trust, together with each affiliate and beneficiary thereof, and its and their respective agents, general and limited partners, principals, attorneys, employees, representatives, officers, directors, shareholders, assigns, predecessors and successors-in-interest and heirs from any and all existing or potential claims, actions, liabilities, debts, causes of action, liens, promises, agreements, rights of appeal, contracts and damages of every nature or description, whether known or unknown, foreseen or unforeseen, direct or indirect, liquidated or not yet fully in being, in any manner arising under or relating to the Convertible Debt, including but not limited to, compensatory damages, statutory liquidated damages, punitive damages, costs, expenses and attorneys' fees, in connection with any matter whatsoever and any defense, counterclaim, offset or other matter which could have been asserted in defense of or in connection with the Claims. It is the intention of ICII and SPB in executing the foregoing release that such release shall be effective as a bar to each and every claim, demand, or cause of action released thereby with respect to the matters set forth in this Section. ICII and SPB recognize that they may have some claim, demand or cause of action against the Adams Trust or any of the other persons hereinabove referred to of which ICII and SPB are totally unaware and unsuspecting which it will be giving up by execution of such release. It is the intention of ICII and SPB in executing such release to dispose of each claim, demand or cause of action which could be asserted against the Adams Trust with respect to the Claims or the Convertible Debt.

     C. Each Party to the foregoing release specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California or any similar statute or common law in any other jurisdiction, which provides as follows:

        "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     The Parties to this Agreement understand and acknowledge the significance and consequence of this waiver of the provisions of Section 1542 and hereby assume full responsibility for any damage, loss, or liability which any of them may hereafter incur by reason of such waiver.

III. CONSIDERATION

     In consideration of the agreement of the Adams Trust set forth in Section I, the release set forth in Section II and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by ICII and SPB, subject to the covenants, agreements and conditions hereinafter set forth,
(a) provided that the making of such payment is in compliance with regulations and orders of the Federal Deposit Insurance Corporation and the California Department of Financial Institutions, SPB agrees to pay and transfer to the Adams Trust the sum of $1,000,000, and, if such payment is not in such compliance, in lieu thereof, ICII agrees to pay and transfer to the Adams Trust the sum of $1,000,000, it being understood, in either event, that the good-faith deposit made by ICII pursuant to the terms of the letter agreement dated February 11, 2002 made between Affinity Bank Holdings Inc., ICII and SPB shall be credited in satisfaction of such obligation of SPB or ICII, as the case may be, (b) ICII agrees to exchange $6,000,000 principal amount of the Convertible Notes and the right to receive all additional Convertible Notes that were to be issued in payment of 50% of the interest payable on January 30, 2002 in accordance with the terms thereof for (i) the Series B Senior Secured Notes (as defined herein) and (ii) $2,000,000 in principal amount of the Exchange Notes, and (c) the Adams Trust agrees to convert the remaining $4,000,000 in principal amount of the Convertible Note into common stock of ICII at $125 per share

IV.  REPRESENTATIONS AND WARRANTIES

     The Parties to this Agreement represent, warrant and agree as follows:

     A. This Agreement effects the settlement of claims and disputes that are denied and contested. Nothing contained herein shall be construed as an admission by any Party hereto of any liability of any kind whatsoever. Each of the Parties to this Agreement denies any and all liability in connection with any and all existing and potential claims, demands, causes of action, and rights of appeal, whether known or unknown, in connection with or related to the subject matter of the Claims.

     B. Each Party to this Agreement has received independent legal advice from his or its attorneys with respect to the advisability of making the settlement provided for herein and executing this Agreement, and with respect to the meaning of California Civil Code ss. 1542 and the waiver of any benefits thereof.

     C. No Party to this Agreement (nor any officer, agent, employee, representative or attorney of any Party) has made any statement or representation to any other Party regarding any fact relied upon in entering into this Agreement other than the statements, representations and warranties expressly set forth herein. No Party is relying upon any statement, representation or promise of any other Party (or of any officer, agent, employee, representative, or attorney of any other Party) in executing this Agreement, or in making the settlement provided for herein, except as expressly stated in this Agreement.

     D. Each Party to this Agreement has made such investigation of the facts pertaining to the settlement terms contained in this Agreement, and of all the matters pertaining thereto, as it deems necessary.

     E. In entering into this Agreement, and the settlement provided for herein, each Party assumes the risk of any misrepresentation or mistake except for the statements, representations and warranties contained herein. If any Party should subsequently discover that any fact relied upon by it in entering into this Agreement was untrue or that its understanding of the facts or of the law was incorrect, such Party shall not be entitled to any relief in connection therewith, including, without limitation on the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be and is final and binding between the Parties hereto, regardless of any claims of misrepresentation, promise made without the intention to perform, concealment of fact, mistake of fact or law, or of any other circumstances whatsoever.

     F. No Party has heretofore assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the claims, demands, causes of action or rights of appeal disposed of by this Agreement. Without limiting the foregoing, the Adams Trust represents and warrants to ICII that it has not sold or otherwise transferred all or any portion of the Convertible Debt to any other person or entity and that it has full authority and right to exchange and convert the principal amount of the Convertible Debt as provided herein.

     G.  Each term of this Agreement is contractual and is not merely a recital.

     H. Each Party to this Agreement is aware that it may hereafter discover claims or facts in addition to or different from those it now knows or believes to be true with respect to the matters related herein. Nevertheless, it is the intention of the Parties to settle fully, finally and forever such matters, and all claims, demands and causes of action relative thereto, whether known or unknown, which may exist, or heretofore have existed between them. In furtherance of such intention, the releases given herein shall be and remain in effect as full and complete releases of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

V.   SECURITIES LAW PROVISIONS

     The Adams Trust represents, warrants and agrees as follows:

     A.  Investment Intent. The Adams Trust represents and warrants that the
         -----------------
securities to be acquired by the Adams Trust pursuant to this Agreement are being acquired for its own account for investment and with no intention of distributing or reselling such securities or any part thereof or interest therein in any transaction that would be in violation of the securities laws of the United States of America or any state. The Adams Trust further represents and warrants to ICII that the Adams Trust has no present agreement, understanding, plan or intent to transfer any of the securities to be acquired by it pursuant to this Agreement to any transferee.

     B.   Accredited Investor. The Adams Trust represents and warrants that it
          -------------------
is an Accredited Investor, and that it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the securities, and has so evaluated the merits and risks of such investment, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.

     C.   Access to Information. The Adams Trust acknowledges that prior to the
          ---------------------
date hereof it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of ICII concerning the terms and conditions of the offering of the securities referred to herein and the merits and risks of investing in such securities, and (ii) access to such information about ICII and ICII's financial condition, results of operations, business, properties, management and prospects as the Adams Trust has requested to enable it to evaluate its investment in such securities.

VI.  CONDITIONS TO SETTLEMENT EXCHANGE

     The obligations of the parties hereto and the respective releases of all claims by the Parties set forth in Sections II.A and II.B hereof, are each subject to the satisfaction or appropriate waiver of each of the following conditions:

     (a)  Receipt of all required regulatory approvals, if any.

     (b) The execution and delivery by the Parties thereto of the Standstill Agreement and the continuing effectiveness of such agreement as of the date of the closing hereunder.

     (c) All requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

     (d) No Party shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement.

     (e) No statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of any of the transactions contemplated by this Agreement.

     (f) Each of the Parties shall have received (i) a counterpart to this Agreement, duly executed and delivered by the other parties hereto,
          (ii) a counterpart of an amendment to the Security Agreement, duly executed and delivered by the other parties thereto, reflecting that the Series B Senior Secured Notes being delivered to the Adams Trust in accordance with the terms of this Agreement are included in the obligations secured thereby, and (iii) a new Collateral Agency and Security Agreement reflecting the matters described in Section 9(i) of the Standstill Agreement.

     (g) Each of ICII and SPB shall have performed, in all material respects, the covenants and agreements contained in this Agreement to be performed by it; and the Adams Trust shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of ICII to the foregoing effect.

     (h) The Adams Trust shall have received such other certificates, opinions, documents and instruments relating to the transactions contemplated hereby as may have been reasonably required by it and are customary for transactions of this type, and all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, shall be reasonably satisfactory in form and substance to it.

     (i) All necessary consents shall have been obtained for amendment of any applicable agreements, documents, instruments and indentures as is necessary to permit the issuance of the Series B Senior Secured Notes and the Exchange Notes being delivered to the Adams Trust in accordance with the terms of this Agreement and the granting of the Liens securing such Series B Senior Secured Notes and Exchange Notes, and such consents shall be irrevocable.

     (j) ICII shall have executed and delivered to the Adams Trust a registration rights agreement substantially in the form of Exhibit A hereto.

     (k) ICII shall have delivered to the Adams Trust a legal opinion of Mayer, Brown & Platt substantially in the form of Exhibit B hereto.

     (l) (i) ICII shall have paid interest to the Adams Trust $32,877, representing the portion of interest payable in cash on the Convertible Debt from January 30, 2002 to the date of this Agreement, and (ii) Notes of ICII substantially in the form of Exhibit C hereto (the "Series B Senior Secured Notes") in the original principal amount
                -----------------------------
          of the sum of $6,382,877 shall have been duly authorized and issued by ICII and all consents, amendments and certificates, including, if required, from the Collateral Agent in respect of the Security Agreement, shall have been obtained for the perfection of the collateral therefor.

VII. MISCELLANEOUS

     A. Whether or not the transactions contemplated hereby are consummated, ICII agrees to pay all costs and expenses incurred by it in connection with the negotiation, preparation, reproduction, execution, delivery and performance of this Agreement and the agreements referred to herein and any amendment or supplement or modification hereof, including without limitation, the fees and expenses of its legal and financial advisors and all reasonable costs and expenses incurred by it in connection with ICII's administration of this Agreement and any agreement referred to herein. Without duplication of any fees and expenses payable pursuant to the terms of the Standstill Agreement, ICII also agrees to pay the costs and expenses of the Adams Trust and the Senior Noteholders for up to $295,000, in the aggregate, of the costs and expenses of their legal and financial advisors incurred in connection with the negotiation of this Agreement, the Standstill Agreement and the Alleged Existing Defaults referred to therein.

     B. This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Agreement may be amended only by further written agreement signed by all the Parties hereto.

     C. This Agreement is binding upon the Parties hereto and their respective assigns, predecessors and successors-in-interest.

     D. Each Party to this Agreement has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any Party on the basis that such Party drafted or prepared this Agreement.

     E. This Agreement and its validity, construction, and effect shall be governed by the laws of the State of California applicable to contracts wholly to be performed therein and without regard to any rules regarding choice of law.

     F. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.


Dated: February 19, 2002                 SOUTHERN PACIFIC BANK


                                         By: ___________________________________
                                             Name:______________________________
                                             Title:_____________________________


Dated: February 19, 2002                 IMPERIAL CREDIT INDUSTRIES, INC.


                                         By: ___________________________________
                                             Name:______________________________
                                             Title:_____________________________



Dated: February 19, 2002                 THE STEPHEN ADAMS LIVING TRUST


                                         By: ___________________________________
                                             Name:______________________________
                                             Title:_____________________________